UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2009

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sale of Equity Securities

On April 29 and May 12, 2009, Thermo Funding Company, LLC, an entity controlled by Globalstar’s Chairman and Chief Executive Officer, purchased from Globalstar, Inc. 746,269 and 645,161 shares, respectively, of Globalstar common stock, par value $0.0001 per share (the “Common Stock), at $0.67 and $0.775 per share, respectively.  The cash proceeds of these issuances was $1.0 million in the aggregate, which was used for working capital.

On May 15, 2009, Globalstar and Thermo Funding agreed to exchange $7.5 million of Globalstar’s outstanding indebtedness to Thermo Funding Company under the Second Amended and Restated Credit Agreement for 10,000,000 shares of Common Stock at $0.75 per share.  Globalstar did not receive any cash proceeds as a result of the exchange of its Common Stock for the debt reduction.

The price per share for these transactions was based on the highest consolidated closing bid price of Globalstar Common Stock on NASDAQ on the five days immediately preceding the transaction.  The terms of these transactions were approved by a committee of the independent directors of Globalstar’s Board of Directors and by the entire Board of Directors.

The issuances of the Common Stock described above were made by Globalstar pursuant to the exemption from the registration requirements under Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and
Chief Financial Officer

Date: May 18, 2009